Exhibit 99.1

FOR IMMEDIATE RELEASE

Agency Contact:	Company Contact:
Neil Berkman Associates	Chris Chavez, President & CEO
(310) 277-5162	(972) 309-8000
info@BerkmanAssociates.com	www.ANS-medical.com

Advanced Neuromodulation Systems
Reports Record Third Quarter Sales and Net Income

Neuro Sales Increase 37%

     DALLAS, TEXAS, October 28, 2004 — Advanced Neuromodulation Systems, Inc. (ANS) (NASDAQ:ANSI) today announced record financial results for the third quarter and first nine months of 2004, highlighted by continued rapid growth in sales of neuromodulation products for the treatment of chronic pain.

Third Quarter Results

     For the three months ended September 30, 2004, revenue increased 34% to a record $31,330,000 from $23,419,000 for the third quarter of 2003. Sales of neuro products increased 37% to a record $28,223,000 from $20,612,000 for the same period last year. Gross margin was approximately 73% for both periods. Net income for this year’s third quarter increased 20% to a record $4,742,000, or $0.23 per diluted share. This compares to net income for the third quarter of 2003 of $3,953,000, or $0.19 per diluted share, which included other income of $969,000 pre-tax, or $0.03 per diluted share after tax, from the reversal of an accrued tax abatement liability.

Nine Month Results

     For the nine months ended September 30, 2004, revenue increased 35% to a record $88,451,000 from $65,414,000 for the first nine months of 2003. Neuro sales increased 42% to a record $80,084,000 from $56,587,000 last year. Gross margin increased to 73% from 69%. Net income increased 37% to a record $13,034,000, or $0.62 per diluted share, from $9,496,000, or $0.46 per diluted share, for the first nine months of 2003.

Operations Review

     Noting that sales of ANS’ Genesis® and GenesisXPTM implantable spinal cord stimulation (SCS) systems and its Renew® radio frequency (RF) SCS system continued to meet management’s expectations in the third quarter, Chief Executive Officer Chris Chavez said, “The primary mission of the ANS team is to create, manufacture and market neuromodulation products that provide real help to people who suffer from chronic pain and other neurological disorders. Our strong financial performance is one sign that we are on the right track. Another important indicator of our progress is the steady growth in the number of interventional pain practitioners and their patients who put their trust in ANS’ products.”

     Chavez continued, “Our strategy to develop our direct sales team and invest in our corporate infrastructure, technology platforms and product pipeline is delivering the growth we anticipated in what is now close to a billion dollar industry. We see exciting opportunities for continued growth as we pursue the expanding list of clinical applications for implantable neurostimulation devices to address a variety of intractable conditions for which few effective treatments currently are available.”

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ADVANCED NEUROMODULATION SYSTEMS, INC.
6901 PRESTON ROAD / PLANO, TEXAS 75024 /972-309-8000 / FAX: 972-309-8150

Advanced Neuromodulation Systems Reports Record Third Quarter Sales and Net Income
October 28, 2004
Page Two

     Chavez said that ANS continues to expect to receive FDA approval of its first generation rechargeable IPG and to file for approval of a second rechargeable IPG in the fourth quarter. “Pain practitioners want the flexibility to apply the right product to the right indication — one size does not fit all. ANS will offer a full array of SCS devices, including RF, nonrechargeable IPGs and rechargeable IPGs to meet this demand,” he said. He added that ANS plans to expand the launch of its very thin and steerable Axxess lead in the fourth quarter, following the recent launch of its line of C-Series Lamitrode® leads, the market’s first set of leads to mimic the curve of the spinal cord. ANS has also received FDA approval and a CE mark for a significant upgrade to its MTS® trial system that it will launch in the fourth quarter.

Management Updates Guidance for 2004 and Provides Initial Guidance for 2005

     ANS’ management currently expects revenue for the fourth quarter 2004 in the range of $32 to $33 million, and net income of $0.25 per diluted share, after litigation expenses.

     ANS also provided initial guidance for 2005. Management currently expects revenue for 2005 of approximately $145 million, and net income of approximately $1.15 per diluted share.

Conference Call

     ANS has scheduled a conference call today at 11:00 a.m. EDT. The simultaneous webcast is available at www.ANS-medical.com/investors/index.html. A replay will be available at this same Internet address, or at (800) 633-8284, reservation #21209796, after 1:00 p.m. EDT.

About Advanced Neuromodulation Systems

     Advanced Neuromodulation Systems designs, develops, manufactures and markets implantable systems used to manage chronic intractable pain and other disorders of the central nervous system. Fortune magazine recently ranked ANS as the 8th fastest growing small company in its annual list of the Top 200 Fastest Growing Small Companies in the United States. Forbes magazine recently recognized ANS as one of America’s 200 Best Small Companies. Frost & Sullivan, an international strategic market research firm, also recently presented ANS with its Product Innovation Award, recognizing ANS as the technology innovation leader in the neurostimulation market and ANS’ Genesis® Implantable Pulse Generator system as the most advanced fully implantable spinal cord stimulator on the market. Additional information is available at www.ans-medical.com.

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995:

     Statements contained in this document that are not based on historical facts are “forward-looking statements.” Terms such as “plan,” “should,” “would,” “anticipate,” “believe,” “intend,” “estimate,” “expect,” “predict,” “scheduled,” “new market,” “potential market applications” and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: the launch of new competitive products by Medtronic, Advanced Bionics/Boston Scientific or others, as well as other market factors, could impede growth in or reduce sales of our IPG and RF systems, which could adversely affect our revenues and profitability; continued market acceptance of the Genesis® IPG and GenesisXPTM IPG; competition from Medtronic, Advanced Bionics/Boston Scientific and future competitors; continued market acceptance of our Renew® system; the risk of adverse changes in the value or marketability of Cyberonics securities that the Company owns; Cyberonics growth potential and future prospects; patient or physician selection of less invasive or less expensive alternatives; adverse changes in coverage or reimbursement amounts by Medicare, Medicaid, private insurers, managed care organizations or workers’ comp programs; intellectual property protection and potential infringement issues; the cost, uncertainty and other risks inherent in our intellectual property litigation against Advanced Bionics; obtaining necessary government approvals for our rechargeable IPGs and other new products or applications and maintaining compliance with FDA product and manufacturing requirements; product liability; reliance on single suppliers for certain components; completion of research and development projects in an efficient and timely manner; the satisfactory completion of clinical trials and/or market tests prior to the introduction of new products; successful integration of acquired businesses, products and technologies; the cost, uncertainty and other risks inherent in patent and intellectual property litigation; international trade risks; and other risks detailed from time to time in the Company’s SEC filings. Consequently, if such management assumptions prove to be incorrect or such risks or uncertainties materialize, anticipated results could differ materially from those forecast in forward-looking statements. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

tables attached)	#3712

ADVANCED NEUROMODULATION SYSTEMS, INC. and SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Net revenue	$31,330,408	$23,418,505	$88,451,122	$65,413,557
Cost of revenue	8,414,174	6,384,445	23,751,017	20,317,415

Gross profit	22,916,234	17,034,060	64,700,105	45,096,142

Operating expenses:
Sales and marketing	9,791,838	6,970,941	27,810,611	18,460,993
Research and development	2,911,698	2,552,951	8,096,308	6,597,850
General and administrative	2,974,620	1,871,833	7,998,316	5,504,084
Amortization of intangibles	626,191	472,821	1,824,838	1,278,093

	16,304,347	11,868,546	45,730,073	31,841,020

Income from operations	6,611,887	5,165,514	18,970,032	13,255,122

Other income (expense):
Foreign currency transaction gain	81,009	—	26,156	—
Other income	—	969,204	—	969,204
Investment income	482,850	200,243	964,021	776,370

	563,859	1,169,447	990,177	1,745,574

Income before income taxes	7,175,746	6,334,961	19,960,209	15,000,696
Income taxes	2,433,791	2,382,109	6,926,251	5,504,915

Net income	$4,741,955	$3,952,852	$13,033,958	$9,495,781

Basic income per share:
Net income	$0.23	$0.20	$0.65	$0.50

Number of basic shares	20,189,242	19,382,991	20,075,223	19,040,105

Diluted income per share:
Net income	$0.23	$0.19	$0.62	$0.46

Number of diluted shares	21,032,695	20,860,041	21,116,735	20,441,351

ADVANCED NEUROMODULATION SYSTEMS, INC. and SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
	2004	2003
Assets
Current assets:
Cash and marketable securities	$121,793,391	$94,802,122
Receivable, trade net	24,954,560	17,892,416
Receivable, interest and other	517,704	259,687
Inventories	23,299,266	22,113,159
Deferred income taxes	971,088	1,423,228
Income taxes receivable	—	1,324,001
Prepaid expenses and other current assets	2,378,893	1,007,244

Total current assets	173,914,902	138,821,857
Net property, equipment and fixtures	32,456,397	21,150,010
Minority equity investments in preferred stock	1,104,000	1,104,000
Goodwill, patents, trademarks, purchased technology & other assets, net	35,586,029	33,730,420

Total assets	$243,061,328	$194,806,287

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,446,320	$5,717,222
Accrued salary and employee benefit costs	2,507,214	4,045,361
Accrued commissions	2,134,442	1,424,471
Short-term obligation	5,020,708	—
Deferred revenue	205,826	503,093
Warranty reserve	95,480	294,290
Other accrued expenses	558,033	400,159

Total current liabilities	14,968,023	12,384,596
Deferred income taxes	12,576,608	3,389,255
Non-current deferred revenue	802,703	907,513
Total stockholders’ equity	214,713,994	178,124,923

Total liabilities and stockholders’ equity	$243,061,328	$194,806,287